Exhibit 99.8.84

Calamos Financial Services LLC
2020 Calamos Court
Naperville, IL 60563-2787

SELLING AGREEMENT

(American United Life Insurance Company and OneAmerica Securities, Inc.)

Date: October 21, 2021

Ladies and Gentlemen:

We are the principal underwriter of the shares of beneficial interest (the “Shares”) of Calamos Investment Trust, a Massachusetts business trust (the “Trust”), registered as an open- end management investment company under the Investment Company Act of 1940, as amended (the “Act”). The Trust has multiple series, each of which is referred to herein as a “Fund.”

Each of us has entered into a networking agreement through which we have access to the networking services of National Securities Clearing Corporation (the “Network”).

We invite American United Life Insurance Company as a recordkeeper and OneAmerica Securities, Inc. a broker dealer for your customers to participate in the distribution of the Shares of the Trust, subject to the following terms and conditions:

1.                                      We hereby grant to you the right to make Shares available to, and to solicit orders to purchase Shares by, the public, subject to applicable federal and state law, the Agreement and Declaration of Trust, as amended, and Bylaws, as amended, of the Trust, and the then current and effective prospectus and statement of additional information (including any supplements, amendments or “stickers thereto) relating to each Fund (each, a “Prospectus”).  We will cause each Fund to make its Shares available to be purchased, exchanged or redeemed by your customers pursuant to orders transmitted to the Network.  You will request that we establish and maintain one or more accounts with respect to each Fund for separate account participants (“Insurance Separate Account”).  As recordkeeper for the separate account participants, you will be the shareholder of record of each Insurance Separate Account.  For each Insurance Separate Account, you will provide us with all information necessary or appropriate to establish and maintain each account and any subsequent changes to such information.

You will transmit to the Network all account information and orders for the purchase and redemption of Shares (“Orders”) obtained by you, subject to applicable terms and conditions as to the form of payment, minimum initial and subsequent purchase and otherwise (including those set forth in the applicable Prospectus), and in accordance with Network procedures, as amended from time to time. All Orders are subject to acceptance by an authorized officer of the Trust, and the Trust reserves the right in its sole discretion to reject any order.

Share purchases are not binding on the Trust until accepted and entered on the books of a Fund.  You will transmit to the Network all orders for the redemption of Shares received by you

Selling Agreement (Insurance Separate Accounts)

Updated September 2021

from your customers in accordance with the applicable terms and conditions set forth in the applicable Prospectus and Network procedures, as amended from time to time.

2.                                      On each day the New York Stock Exchange is open for business (a “Business Day”) we shall accept and effect Orders for Shares from you through the Network.  Orders for Shares received from you and accepted by us will be at the public offering price applicable to each Order in accordance with the applicable Prospectus.  Orders for Shares received in proper form by you prior to the close of regular session trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) (“Close of Trading”) on any Business Day (the “Trade Date”) will receive that day’s net asset value (“NAV”) if the Order is transmitted to us prior to the “Cutoff Time,” as described below.  If we receive an Order for Shares after the Cutoff Time, we will use our best efforts to enter the Order at the NAV at the Close of Trading on the Trade Date, but if we are unable to do so, the Order will be entered at the NAV next determined after we receive the Order.  Orders will be considered to be transmitted to us prior to the Cutoff Time if they are submitted to us by no later than 9:30 a.m. Eastern time on the next Business Day following the Trade Date.  Orders for Shares received in proper from by you after the Close of Trading on any Business Day will be treated as if received on the next Business Day, and such Orders will be processed at the NAV calculated on the next Business Day, in accordance with the procedure described in this Paragraph 2.

You represent and warrant that you will not aggregate Orders received after the Close of Trading on any Business Day with Orders received prior to the Close of Trading on the same Business Day.  You further represent and warrant that you will not transmit to the Network on any Business Day any Order unless the Order had been received by you from your customer prior to the Close of Trading on that Business Day.

3.                                      You understand and acknowledge that the Funds offer Shares in multiple classes, and you represent and warrant that you have established procedures designed to ensure that your customers are made aware of the terms of each available class of Shares, including the sales charges and eligibility requirements for each such class applicable to your customers.

(a)                                 Class A Shares.  As described in each Prospectus, Class A Shares of the Funds are typically sold at NAV plus the initial sales charge set forth in the applicable Prospectus; provided, however, Class A Shares may be sold by us at NAV through certain intermediaries pursuant to terms and conditions set forth in the applicable Prospectus (the “NAV Privilege”). All Class A Shares made available to you under the NAV Privilege must be purchased by you for the benefit of your clients participating in a program under which you provide services relating to investment selection and other services to such clients for a fee.  Any Order by you for the purchase of Class A Shares of the Funds under the NAV Privilege must be designated by you as a “net asset value” trade at the time the Order is placed.

You will receive no discount, commission or other concession in connection with the distribution of Class A Shares of the Funds purchased under the NAV Privilege.  You may, however, receive a distribution and service fee at the annual rate of 0.25% of the average daily net assets of Class A Shares of the Funds (“12b-1 Fees”); provided, however, that American United Life Insurance Company is not entitled to receive 12b-1 Fees in the event that we cease to receive payments from the Trust on account of Class A Shares of a Fund under the Distribution Plan adopted by the Trust under the Act, and our payment of 12b-1 Fees to OneAmerica Securities, Inc. will be reduced to the extent the payout to us for the Trust is reduced.  Our liability is solely limited to the 12b-1 Fees receivable from the Trust.  Payments to OneAmerica Securities, Inc. shall be made quarterly after the end of the calendar quarter for which payment is being made.

(b)                                 Class C Shares.  As described in each Prospectus, Class C Shares of the Funds are sold at NAV without an initial sales charge;  however, Class C Shares have a contingent deferred sales charge of 1.00% for any Class C Shares redeemed within one year of purchase, measured from the first day of the month in which they were purchased.

You will receive no discount, commission or other concession in connection with the distribution of Class C Shares of the Funds sold by you unless such shares are redeemed within one year of purchase, as described above.  You may, however, receive a 12b-1 Fee at the annual rate of 1.00% of the average daily net assets of Class C Shares of the Funds; provided, however, that you are not entitled to receive 12b-1 Fees in the event that we cease to receive payments from the Trust on account of Class C Shares of a Fund under the Distribution Plan adopted by the Trust under the Act, and our payment of 12b-1 Fees to OneAmerica Securities, Inc. will be reduced to the extent the payout to us for the Trust is reduced.  Our liability is solely limited to the 12b-1 Fees receivable from the Trust.  Payments to you shall be made quarterly after the end of the calendar quarter for which payment is being made.

(c)                                  Class I Shares.   As described in each Prospectus, Class I Shares of the Funds are sold at NAV without an initial sales charge.  Class I Shares do not have a contingent deferred sales charge and do not pay 12b-1 Fees.

(d)                                 Class R6 Shares.  As described in each Prospectus, Class R6 Shares of the Funds are sold at NAV without an initial sales charge. Class R6 Shares do not have a contingent deferred sales charge and do not pay distribution or service fees.  Class R6 shares are available for use by employer-sponsored retirement and benefit plans, held either at the plan level or through omnibus accounts that generally process no more than one net redemption and one net purchase transaction each day.

4.                                      You hereby represent and covenant that American United Life Insurance Company is licensed and registered to conduct business as an insurance company in every state it is soliciting or receiving orders from separate account participants.   You represent that either (i)(A) OneAmerica Securities, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (B) qualified to act as a dealer in the states or other jurisdictions where it transacts business, and (C) a member in good standing of FINRA, and you agree that OneAmerica Securities, Inc. will maintain such registration, qualifications and membership in good standing in full force and effect throughout the term of this Agreement; or (ii) you are offering and selling Shares in jurisdictions outside the several states, territories, and possessions of the United States and are not otherwise required to be registered, qualified or a member of FINRA, as set forth above, in which case you nevertheless agree to observe the applicable laws of the jurisdiction in which such offers and/or sales are made, to comply with the full disclosure requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, to conduct your business in accordance with the spirit of the FINRA Conduct Rules and to obey all applicable laws and regulations.  You shall be deemed to repeat this representation with each Order you transmit to us.  You represent that you possess the legal authority to perform the services contemplated by this Agreement without violating applicable insurance laws and regulations and applicable federal and state securities laws. In the conduct of your activities hereunder, you will abide by all applicable provisions of each applicable Prospectus, all applicable insurance laws and regulations and all applicable federal and state securities laws, including without limitation, the prospectus delivery requirements of the Securities Act of 1933, as amended (the “1933 Act”).   You represent and warrant that you have adopted and implemented internal controls to (a) prevent Orders for Shares received prior to the Close of Trading from aggregated with Orders you received after the Close of Trading; and (b) satisfy the obligations and restrictions enumerated in each applicable Prospectus relating to transacting in Shares of the Funds, including, but not limited to short-term/excessive trading, marketing timing, minimum investment amounts.

5.                                      This Agreement is subject to the right of the Trust at any time to withdraw all offerings of the Shares by written notice to us at our principal office.  You acknowledge that the Trust will not issue certificates representing Shares.

6.                                      Your obligations under this Agreement are not to be deemed exclusive, and you shall be free to render similar services to others so long as your services hereunder are not impaired thereby.

7.                                      You will sell Shares only to residents of states or other jurisdictions where we have notified you that appropriate notices have been delivered permitting the Shares to be sold to the public or that no such notices are required.  Neither we nor the Trust will have any obligation to take any action to allow Shares to be sold in any particular jurisdiction.  You represent and warrant that you will not transmit to the Network any Order of a customer unless that customer is a resident of the United States, Guam, Puerto Rico or the U.S. Virgin Islands and has a Taxpayer Identification Number (“TIN”), Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”).  We shall not be liable or responsible for the issue, form, validity, enforceability or value of the Shares or for any matter in connection therewith, except lack of good faith on our part, and no obligation not expressly assumed by us in this Agreement shall be implied therefrom.   Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any Shares to waive compliance with any provision of the 1933 Act, or to relieve the parties hereto from any liability arising thereunder.

8.                                      Neither party shall disclose nonpublic personal information (as defined in Rule 3(t) of Regulation S-P), except as necessary to carry out the purposes for which the disclosing party disclosed such information to the receiving party, including information that is used in accordance with Rules 14 or 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

9.                                      You are not authorized to make any representations concerning a Fund, the Trust or the Shares except those contained in the applicable Prospectus or any printed information issued by the Trust or by us as information supplemental to such Prospectus. We will supply you with a reasonable number of copies of each applicable Prospectus, and reasonable quantities of any supplemental sales literature, sales bulletins, and additional information as may be issued by us or the Trust.  You will not use any advertising or sales material relating to a Fund other than materials supplied by the Trust or us, unless such other material is approved in writing by us in advance of such use.

10.                               You agree to indemnify and hold harmless us, the Trust, each Fund, the Funds’ investment adviser, and each of their respective officers, directors, trustees, employees, owners and agents (“Indemnitees”) against any losses, claims, damages, liabilities or expenses

(“Losses”) to which the Indemnitee may be subject, including reasonable attorney’s fees and expenses, insofar as those Losses or actions in respect thereof arise out of or are based upon (a) your lack of good faith, negligence or willful misconduct in the performance of your duties and obligations under this Agreement; (b) your breach of a material provision of this Agreement; (c) any violation of applicable law or rule by you in connection with the performance of your duties or obligations under this Agreement; (d) your breach of a representation, warranty or covenant made in this Agreement; (e) any error or omission in, or cancellation of, any instruction or order communicated by you to us or our designee through the Network; or (f) any failure by you to prevent Orders received after the Close of Trading from being sent through the Network as an Order received prior to the Close of Trading.

11.                               Calamos Financial Services LLC agrees to indemnify and hold harmless American United Life Insurance Company, OneAmerica Securities, Inc., and each of their respective officers, directors, trustees, employees, owners and agents (“Indemnitees”) against any losses, claims, damages, liabilities or expenses (“Losses”) to which the Indemnitee may be subject, including reasonable attorney’s fees and expenses, insofar as those Losses or actions in respect thereof arise out of or are based upon (a) your lack of good faith, negligence or willful misconduct in the performance of your duties and obligations under this Agreement; (b) your breach of a material provision of this Agreement; (c) any violation of applicable law or rule by you in connection with the performance of your duties or obligations under this Agreement; and (d) your breach of a representation, warranty or covenant made in this Agreement.

12.                               In all transactions between you and us in connection with your distribution of the Shares of the Trust pursuant to the terms and conditions of this Agreement, you will act as our agent.    Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth in this Agreement, you will not have any authority to act as agent for the Trust, for a Fund, for us or for any other dealer.

13.                               Either party to this Agreement may terminate this Agreement by giving written notice to the other.  Such notice shall be deemed to have been given on the date on which it is either delivered personally to the other party, is mailed postpaid or delivered by telecopier to the other party at its address listed below.  This Agreement may be amended by us at any time, and your placing of an order after the effective date of any such amendment shall constitute your acceptance thereof. This Agreement shall automatically terminate upon the breach of any provision in Paragraph 4 above.

Calamos Financial Services LLC		American United Life Insurance Company
2020 Calamos Court		1 American Square
Naperville, IL 60563		Indianapolis, IN 46206
Attention:	General Counsel	Attention:	RS Investment Director
Facsimile:	630/245-6343	Telephone:	317-285-2623
Telephone:	630/245-7200

OneAmerica Securities Inc
1 American Square
Indianapolis, IN 46206
		Attention:	Shaun Weyer
		Telephone:	877-285-3863

14.                               You agree to provide us, or our designee, upon written request, the TIN, ITIN or GII, if known, of any or all customer(s) of the Insurance Separate Account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Insurance Separate Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares held through a Fund account maintained by you during the period covered by the request.

(a)                                 Information Request.   Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. We, or our designee, may request transaction information older than ninety (90) days from the date of the request as we deem necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds, but that any single request for transaction information shall not be for a period exceeding thirty-six (36) months.

(b)                                 Form and Timing of Response.   You agree to transmit the requested information specified above to us or our designee promptly, but in any event not later than five (5) Business Days after receipt of a request.  If requested by us or our designee, you agree to use your best efforts to determine promptly, but in any event not later than five (5) Business Days after receipt of a specific request, whether any specified person about whom it has received the identification and transaction information specified in Paragraph 1 above is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund, or its designee, promptly, but in any event not later than five (5) Business Days after such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified above for those shareholders who hold an account with you through an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Funds.   In such instance, you agree to inform us or our designee whether you plan to perform (i) or (ii).

Responses required by this Paragraph 13 must be communicated in writing and in a format mutually agreed upon by the parties.

To the extent practicable, the format for any transaction information provided to us or our designee should be consistent with the NSCC Standardized Data Reporting Format.

(c)                                  Limitations on Use of Information.  We agree not to use the information received pursuant to this Paragraph 13 for marketing or any other similar purpose without your prior written consent.   We may, however, use the information received to ensure compliance with the Funds’ compliance policies and procedures and may disclose such information to the Trust for such purpose.

(d)                                 Agreement to Restrict Trading.  You agree to execute written instructions from us or our designee to restrict or prohibit further purchases or exchanges of Shares by your customer that has been identified by us or our designee as having engaged in transactions of the Funds’ Shares (directly or indirectly through the indirect intermediary’s account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.  You reserve the right to restrict or prohibit further purchases or exchanges of Shares by a customer that has been identified by you as having engaged in transactions of Shares that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds. Should you restrict or prohibit further purchases or exchanges of Shares by a customer, you shall promptly provide to us or our designee, but in any event not later than five (5) Business Days of imposing such restriction or prohibition, information regarding the transactions that violated the relevant Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

(i)                                     Form of Instructions.  Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed.   If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the customer(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)                                  Timing of Response.  You agree to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but in any event not later than five (5) Business Days after your receipt of the instructions by us.

(iii)                               Confirmation by You.  You must provide written confirmation to us or our designee that instructions have been executed.   You agree to provide confirmation as soon as reasonably practicable, but not later than five (5) Business Days after the instructions have been executed.

15.                               You will maintain separate accounts and records for each client account underlying the Insurance Separate Accounts, including allocating on its records for each client the number of Fund Shares purchased, accrued as dividends and received any cash dividend or distribution paid on account of Fund Shares.

16.                               You hereby represent, warrant and covenant that you have established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations, including applicable provisions of the Bank Secrecy Act, as amended from time to time, and the USAPATRIOT Act of 2001, as amended from time to time, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control.

17.                               Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.  This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties.

18.                               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original,  but all of which together shall constitute one and the same agreement.

19.                               This Agreement constitutes the entire agreement between you and us relating to the subject matter hereof and supersedes all prior or written agreements between us. This Agreement shall be construed in accordance with the laws of the State of Illinois and shall be binding upon both parties hereto when signed by us and accepted by you in the space provided below.

Very truly yours,

CALAMOS FINANCIAL SERVICES LLC

By:
Name:	Michael Gallagher
Title:	Principal Executive Officer

The undersigned hereby accepts your invitation to participate in the distribution of Shares and agrees to each of the terms and conditions set forth in this letter.

AMERICAN UNITED LIFE INSURANCE COMPANY

Date:	10/22/2021	By:
(Signature of Officer)

		Name:	Steven Kofkoff
		Title:	VP, RS Strategy and Prod Mgt

ONEAMERICA SECURITIES, INC.

Date:	10/22/2021	By:
(Signature of Officer)

		Name:	Matthew Fleetwood
		Title:	President OAS

Calamos Financial Services LLC
2020 Calamos Court
Naperville, IL 60563-2787

FUND GROUP NAME: CALAMOS FUNDS

PROFILE SHEET

NAME:	* MRO #

ADDRESS:	* ALPHA CODE

* MATRIX LEVEL(S)

	* SETTLEMENT:	T+1 or T+3

DAILY CONTACTS:
*Fund/SERV Contact:	Phone:
Title:	Fax:

*Networking Contact:	Phone:
Title:	Fax:

Loss Letter Contact:	Phone:
Fax:

Commission Contact:	Phone:

POSITION INFORMATION:

* Networking Position Files:
(please attach calendar, if necessary)

COMMISSION/SERV:

Does your firm participate in Commission/SERV?    Yes                 No

If applicable, would you like dealer commissions/12b-1 trails paid to OneAmerica Securities, Inc. through Comm/SERV?  Yes      No

WIRING INSTRUCTIONS:
(For manual settlement)	Bank
ABA
Account
For Credit To
Special Instructions

* If applicable, and utilizing DTCC services

Selling Agreement (Insurance Separate Accounts)

Updated September 2021